UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

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WIRELESS TELECOM GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WIRELESS TELECOM GROUP, INC.
25 Eastmans Road
Parsippany, NJ 07054
(973) 386-9696

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 5, 2017

To the Shareholders of Wireless Telecom Group, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Wireless Telecom Group, Inc., a New Jersey corporation (the “Company”), will be held at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 35th Floor, New York, NY 10104, on Monday, June 5, 2017, at 9:00 a.m., local time (the “Meeting”), for the following purposes:

1.	To elect each of Alan L. Bazaar, Joseph Garrity, Mitchell Herbets, Michael Millegan, Allan D.L. Weinstein and Timothy Whelan as a member of the Company’s board of directors, for a term of one year and until their respective successors are elected and qualified;

2.	To ratify the selection of PKF O’Connor Davies, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

3.	To transact such other business as may properly come before the Meeting and any adjournment thereof.

The board of directors of the Company unanimously recommends that you vote “FOR” each of the six nominees to the board of directors and “FOR” the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

The close of business on April 24, 2017 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the Meeting.

All shareholders are cordially invited to attend the Meeting. Whether or not you expect to attend, you are requested to sign, date and return the enclosed proxy promptly. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience. Shareholders who execute proxies retain the right to revoke them at any time prior to the voting thereof by (i) filing written notice of such revocation with the Secretary of the Company, (ii) submission of a duly executed proxy bearing a later date, or (iii) voting in person at the Meeting. Attendance at the Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to: Michael Kandell, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054.

IF YOUR SHARES ARE HELD BY A BANK OR BROKER, YOU MUST BRING YOUR BANK OR BROKER’S STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF THE SHARES TO THE MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,

Michael Kandell

Secretary

Dated: April 26, 2017

WIRELESS TELECOM GROUP, INC.

25 Eastmans Road

Parsippany, NJ 07054

(973) 386-9696

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 5, 2017

This proxy statement and accompanying proxy card is furnished in connection with the solicitation by the board of directors of Wireless Telecom Group, Inc., a New Jersey corporation (the “Company”), of proxies in the enclosed form for the Annual Meeting of Shareholders (the “Meeting”) to be held at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 35th Floor, New York, NY 10104, on Monday, June 5, 2017, at 9:00 a.m., local time, and for any adjournment or adjournments thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. The persons named in the enclosed proxy form will vote the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for which they are appointed in accordance with the directions of the shareholders appointing them. The principal executive offices of the Company are located at 25 Eastmans Road, Parsippany, New Jersey 07054. The approximate date on which this proxy statement and the accompanying form of proxy will first be mailed to the Company’s shareholders is April 28, 2017.

At the Meeting, the following proposals will be presented to the shareholders for approval:

1.	To elect each of Alan L. Bazaar, Joseph Garrity, Mitchell Herbets, Michael Millegan, Allan D.L. Weinstein and Timothy Whelan as a member of the Company’s board of directors, for a term of one year and until their respective successors are elected and qualified; and

2.	To ratify the selection of PKF O’Connor Davies, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

Copies of the Company’s Annual Report containing audited financial statements of the Company for the fiscal year ended December 31, 2016, are being mailed together with this proxy statement to all shareholders entitled to vote at the Meeting.

Important Notice Regarding the Availability of Proxy Materials For June 5, 2017 Shareholder Meeting: The Company’s notice of annual meeting of shareholders, proxy statement and Annual Report are available on the internet at http://www.proxyvote.com.

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OUTSTANDING SHARES AND VOTING RIGHTS

Only holders of record of shares of Common Stock as of the close of business on April 24, 2017 (the “Record Date”) are entitled to vote at the Meeting. On the Record Date, there were 22,289,475 shares of Common Stock outstanding and entitled to be voted at the Meeting. As of the Record Date, there were 398 holders of record of the Common Stock. Each outstanding share of Common Stock as of the Record Date is entitled to one vote on all matters to be acted upon at the Meeting. A complete list of shareholders of record entitled to vote at the Meeting will be available for inspection by any shareholder for any purpose germane to the Meeting for 10 days prior to the Meeting during ordinary business hours at the Company’s headquarters located at 25 Eastmans Road, Parsippany, New Jersey 07054.

Most of the Company’s shareholders hold their shares through a broker, bank or other nominee, rather than directly in their own name. There are some important distinctions between being a shareholder of record and being the beneficial owner of shares held in the name of a nominee.

●	Record holder of shares. If your shares of Common Stock are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the holder of record, and these proxy materials have been sent directly to you. As the holder of record, you have the right to grant your voting proxy directly to the persons named on the enclosed proxy card or to vote in person at the Meeting. A proxy card is enclosed with this proxy statement for your use.

●	Beneficial owner. If your shares of Common Stock are held in a stock brokerage account or by a bank or other nominee, you are considered, with respect to those shares, the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the holder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Meeting. However, since you are not the holder of record, you may not vote these shares in person at the Meeting. Your broker or nominee has enclosed a voting instruction card with this proxy statement for your use in directing the broker or nominee how to vote your shares. Shares of Common Stock held in street name may be voted in person by you only if you obtain a signed proxy from the holder of record giving you the right to vote the shares. If you wish to vote such shares in person at the Meeting, you must bring to the Meeting the signed proxy from the holder of record giving you the right to vote in person.

Attendance at the Meeting is generally limited to our shareholders and their authorized representatives. All shareholders must bring an acceptable form of identification, such as a driver’s license, in order to attend the Meeting in person. In addition, if you hold shares of Common Stock in “street name” and would like to attend the Meeting, you will need to bring an account statement or other acceptable evidence of ownership of shares as of the close of business on the Record Date for the Meeting. However, those who hold shares in “street name” cannot vote their shares at the Meeting without a legal proxy.

Shares of Common Stock represented by proxies that are properly executed, duly returned and not revoked will be voted in accordance with the instructions contained therein. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as follows:

●	FOR the election of the board of directors’ nominees for director; and
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●	FOR the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

If other matters are properly presented at the Meeting, the individuals named as proxies will have the discretion to vote on those matters for you in accordance with their best judgment. At this time we know of no other matter to be presented at the Meeting.

Any shareholder giving a proxy has the power to revoke such proxy at any time before it is voted by (i) filing written notice of such revocation with the Secretary of the Company, (ii) submission of a duly executed proxy bearing a later date, or (iii) voting in person at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Any written notice revoking a proxy should be sent to: Michael Kandell, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054.

A quorum is required for the Company’s shareholders to conduct business at the Meeting. The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Meeting (a majority of the outstanding shares of the Company’s common stock as of the Record Date) will constitute a quorum, permitting us to conduct the business of the Meeting. Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the Meeting, submit your vote promptly so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend. Abstentions and “broker non-votes” (described below) will be counted for purposes of determining whether there is a quorum for the transaction of business at the Meeting.

Directors are elected by a plurality of the votes cast by holders of shares entitled to vote thereon at the Meeting (in person or by proxy). Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee will not be counted toward such nominee’s achievement of a plurality.

The affirmative vote of a majority of the votes cast by holders of shares entitled to vote thereon at the Meeting (in person or by proxy) is required for ratification of the appointment of PKF O’Connor Davies, LLP as the Company’s independent registered public accounting firm for the 2017 calendar year. See below for a discussion of the effect of abstentions and broker non-votes.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner in a timely fashion and does not have discretionary voting power with respect to that matter because it is considered non-routine. Under the current rules of the New York Stock Exchange, brokers have discretionary authority with respect to the ratification of the appointment of PKF O’Connor Davies, LLP as the Company’s independent registered public accounting firm for the 2017 calendar year, and may therefore vote your shares with respect to such proposal if such broker does not receive instructions from you. However, brokers or other nominees may not exercise discretionary voting power with respect to the election of directors, as director elections are considered to be non-routine. Therefore, if a broker or other nominee has not received voting instructions from the beneficial owner with respect to proposal 1 regarding the election of directors, such nominee cannot vote the relevant shares on the proposal for which no voting instructions have been received. As a result, it is important that you provide appropriate instructions to your brokerage firm with respect to your vote.

Effect of Abstentions and Broker Non-Votes: If your shares are treated as an abstention or broker non-vote, your shares will only be counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes will not be considered in determining the number of votes cast on a particular matter.

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PROPOSAL 1
ELECTION OF DIRECTORS

General

The Company’s By-laws provide that the Company’s board of directors shall consist of up to nine members. The number of directors constituting the Company’s board of directors, as determined by the Company’s board of directors, is currently fixed at seven, and at present, there are seven directors serving on the Company’s board of directors. As has been previously disclosed, Don C. Bell III recently advised the Company that he will not seek re-election to the board. Accordingly, at the Meeting the Company’s shareholders will be asked to vote for the election of only six nominees to serve on the Company’s board of directors until the next annual meeting of shareholders and until their respective successors are elected and qualified. The Nominations and Governance Committee will undertake a review of the composition of the board and make a recommendation to the board as to whether to seek candidates to fill the vacancy left by Mr. Bell’s departure or to reduce the number of directors constituting the board to six. The board does not expect these recommendations will be made before the Meeting.

If a proxy is properly executed but does not contain voting instructions, it will be voted “FOR” the election of each of the nominees named below as a director of the Company. Proxies can be voted only for persons who are nominated in accordance with applicable law and the procedures set forth in the Company’s by-laws. Management has no reason to believe that any of the nominees named below will be unable to serve as a director. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxies may be voted for such substitute nominees as the Company’s board of directors may designate.

Director Nominees and Executive Officers of the Company

Set forth below are the names, ages and descriptions of the backgrounds, as of April 3, 2017, of each of the director nominees, all of whom are current directors, and of the executive officers of the Company.

Name	Age	Position(s)
Alan L. Bazaar (1)(3)	47	Chairman of the Board

Joseph Garrity (1)(3)	61	Director

Mitchell Herbets (2)	60	Director

Michael Millegan (2)	58	Director

Allan D.L. Weinstein (3)	46	Director

Timothy Whelan	51	Director, Chief Executive Officer

Paul Genova	61	President and Chief Operating Officer

Michael Kandell	41	Chief Financial Officer and Secretary

Joseph Debold	62	Senior Vice President of Global Sales and Marketing

(1)	Current Member of Nominations and Governance Committee

(2)	Current Member of Compensation Committee

(3)	Current Member of Audit Committee
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Alan L. Bazaar, a director nominee, became a director of the Company in June 2013 and was elected Chairman of the board of directors in April 2014. Mr. Bazaar is currently the Chief Executive Officer of Hollow Brook Wealth Management LLC, a position he has held since November 2013, where he is responsible for firm-wide operations, investment research, and portfolio management. Mr. Bazaar has served as a director of Hudson Global Inc. since June 2015. Mr. Bazaar served as a director of LoJack Corporation from March 2015 until the completion of its sale in March 2016. Mr. Bazaar was formerly a director of NTS, and served from December 2012 until the completion of its sale in June 2014. From 2004 until April 2008, Mr. Bazaar has served as a director of Media Sciences International, Inc., which manufactured and distributed business color printer supplies and industrial ink applications in the United States. From July 1999 until December 2009, Mr. Bazaar was a Managing Director and Portfolio Manager at Richard L. Scott Investments, LLC where he co-managed the public equity portfolio and was responsible for all elements of due diligence. Previously, Mr. Bazaar served as a director of Airco Industries, Inc., a privately held manufacturer of aerospace products, and was employed by Arthur Andersen LLP in the Assurance and Financial Buyer’s Practices group and in the Business Fraud and Investigation Services Unit. Mr. Bazaar received an undergraduate degree in History from Bucknell University and a Master of Business Administration from the Stern School of Business at New York University. Mr. Bazaar is also a Certified Public Accountant. The Company believes that Mr. Bazaar’s successful track record as an accomplished business leader with significant experience as Chief Executive Officer and membership on public boards qualifies him to serve on the Company’s board of directors.

Joseph Garrity, a director nominee, became a director of the Company in July 2007. From 2011 to present, Mr. Garrity serves as the co-founder, COO/CFO of Salem Global Partners, Inc., a strategic recruiting and consulting company serving the financial services industry. Mr. Garrity served in various capacities from 1991 to 2005 including: Executive Vice President, Chief Financial Officer, Chief Operating Officer and Director of 4 Kids Entertainment, a licensing company involved in film and television production, and a New York Stock Exchange-listed company at the time. For more than six years prior to such time, Mr. Garrity was a Senior Audit Manager for Deloitte & Touche LLP serving U.S. and multinational public companies. Mr. Garrity is a member of the advisory board of AGB Search, Inc., a higher education executive search firm, and a trustee of the Central Harlem Initiative for Learning and Development and Saint Michael’s College. Mr. Garrity has over 20 years of experience in executive financial management and is a CPA and a member of the New York State Society of CPAs and the AICPA. Mr. Garrity’s significant tenure as the chief financial officer of a public company, as well as his financial background, qualifies him to serve on the Company’s board of directors and as a financial expert on the Company’s audit committee.

Mitchell Herbets, a director nominee, became a director of the Company in June 2015. Mr. Herbets serves as the Managing Principal of Herbets Consulting LLC, a consulting company he formed in 2012. He currently serves as non-executive Chairman of Thales Defense and Security, Inc., a global technology company that provides advanced technology equipment to the U.S. defense and federal technology markets. From 2000 to 2010, Mr. Herbets served as the Chief Executive Officer and President of Thales. He joined Thales in 1987 and served in a number of senior executive positions, including leadership roles in program management, engineering, and business development prior to serving as Chief Executive Officer. Prior to joining Thales, Mr. Herbets’ career included four years of service with the U.S. Army with the final rank of Captain. He holds a Bachelor’s degree in Electrical Engineering from Lehigh University and a Master’s in Business Administration from George Washington University. Mr. Herbets’ experience as a chief executive officer, in addition to his significant technical expertise and background in the defense industry, qualifies him to serve on the Company’s board of directors.

Michael Millegan, a director nominee, was appointed to fill a vacancy on the board of directors on November 13, 2016. Mr. Millegan was President of Verizon Global Wholesale group, a business unit of Verizon Communications, where he focused on global carrier, wireless and cable company network requirements from 2007 until his retirement in December 2013. During this time, he served as a member of the Verizon Leadership Committee which focused on operational performance. Prior to that, Mr. Millegan was Senior Vice President/Market President for Verizon’s Midwest Operations and Senior Vice President

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Enterprise/Wholesale business unit, which focused on over 300 large enterprise customers. Mr. Millegan also led the Logistics/Supply Chain business unit as the Senior Vice President from 2000 to 2004. Mr. Millegan served on the advisory board of FINSPHERE, a leader in mobile identity authentication enabling financial institutions and mobile network operators to protect against credit card fraud. In addition, Mr. Millegan is an advisor to WINDPACT, an innovative sports technology company developing protective gear to minimize sports related concussive head trauma. He holds a Bachelor’s and Master’s degree in Business Administration from Angelo State University. Mr. Millegan’s experience as an executive at Verizon and advisor to multiple technology companies qualifies him to serve on the Company’s board of directors.

Allan D.L. Weinstein, a director nominee, was appointed to fill a vacancy on the board of directors on November 9, 2016. Mr. Weinstein is the co-founder and Managing Partner of Gainline Capital Partners LP., a private equity firm. Prior to co-founding Gainline in 2015, he was a Managing Partner of CAI Private Equity, a private equity firm, which he joined in 2012. While at CAI, Mr. Weinstein served on the firm’s Investment Committee and was a partner in CAI’s management company. Before joining CAI, Mr. Weinstein was a Managing Director at New York-based private equity firm Lincolnshire Management, Inc., where he was employed for nearly 18 years. Mr. Weinstein began his career with Fleet Bank, and he has served as a director or officer of numerous companies, including Allison Marine, Bankruptcy Management Solutions and Shred-Tech Corporation as well as Chief Financial Officer of Credentials Services International, Inc. He is currently on the Board of Directors of CSAT Solutions Holdings LLC, a reverse logistics company serving the electronics sector. Mr. Weinstein has a Bachelor’s degree in History and Economics from Vassar College. Mr. Weinstein’s experience in private equity and membership on boards of multiple companies qualifies him to serve on the Company’s board of directors.

Timothy Whelan, a director nominee, was appointed Chief Executive Officer of the Company effective June 30, 2016, and has served as a director of the Company since March 2015. Before assuming the role of the Company’s CEO, Mr. Whelan was Managing Director of Echo Financial Business Consulting Group, a privately held financial and operational consulting firm he co-founded in February 2014. Mr. Whelan served as President and Chief Operating Officer of IPC Systems, Inc., a company that provides and services voice communication systems for the financial services industry, from 2009 to 2013. Mr. Whelan served as Executive Vice President and Chief Financial Officer of IPC Acquisition Corp./IPC Systems Holdings Corp. from 2001 to 2009 and also served as its Principal Accounting Officer from 2001 to 2009. From July 2000 to December 2001, Mr. Whelan served as Divisional Chief Financial Officer of Global Crossing’s Financial Markets division. From May 1999 to June 2000, Mr. Whelan served as Vice President of Finance at IPC Information Systems, Inc. and IXnet. Mr. Whelan is a certified public accountant and previously worked for Ernst & Young from 1992 to 1999. He previously spent four years as a U.S. Naval Officer. Mr. Whelan has served as a director of Edgewater Technology, Inc. since March 2016. He has a Bachelor of Science degree in Accounting from Villanova University. Mr. Whelan’s significant tenure as a chief financial and chief operating officer, his experience managing all aspects of the financial management of a company, as well as his experience in IT services, technology and telecommunications industries, qualifies him to serve on the Company’s board of directors.

Paul Genova is currently serving as the Company’s President and Chief Operating Officer, a role he has held since June of 2016. Previously, he served as the Company’s Chief Executive Officer and member of the board of directors from November 2009 and as the Company’s Chief Financial Officer from September 2003 to September 2010. From March 2004 until July 2005, Mr. Genova served as a director of the Company and from September 2005 to January 2006, Mr. Genova served as interim Chief Executive Officer of the Company. From 1994 to February 2002, Mr. Genova served as Chief Financial Officer of Wilson Logistics, Inc., a supply chain management and industrial services provider. From 1985 to 1994, Mr. Genova worked with Deloitte & Touche LLP as a Senior Audit Manager, working with various global manufacturing companies.

Michael Kandell was appointed to serve as Chief Financial Officer effective January 2, 2017. Prior to joining the Company, Mr. Kandell worked at Avaya, Inc., a multinational technology company specializing primarily in unified communication and contact center products and services, from 2010, most recently serving

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as Senior Director of Accounting. Prior to Avaya, Mr. Kandell worked at Precision Partners, Inc., an advanced manufacturing and engineering services company, from 2007 to 2010 as assistant corporate controller and, prior to that, from 2000 to 2007 at Ernst & Young LLP in various roles in the audit and assurance practice. He received his Bachelor of Science degree in accounting from College of New Jersey. Mr. Kandell is a Certified Public Accountant.

Joseph Debold has served as the Company’s Senior Vice President of Global Sales and Marketing since March 2011 and previously served as the Company’s Senior Vice President of Global Sales and Marketing in a non-executive officer role since joining the Company in April 2010. From 2009 to 2010, Mr. Debold served as a Vice President of Sales and Business Development at EXTOL International, a technology firm in the field of electronic data interchange and business-to-business data integration. In 2003, Mr. Debold founded, and served as President of, the consulting firm of Camelot, Inc. until his departure in 2009. Previous to that, Mr. Debold served in various sales, marketing and operating leadership roles at Relavis Corporation (part of Group Business Software AG), Worldtalk (part of Axway) and Candle Corporation (now part of IBM). Mr. Debold is a graduate of Fordham University’s MBA School and Manhattan College.

There are no family relationships among any of the director nominees, current directors or executive officers of the Company.

Independence of Directors

We apply the standards of the NYSE MKT LLC (the “NYSE MKT” or the “New York Stock Exchange”), the stock exchange upon which our Common Stock is listed, for determining the independence of the members of our board of directors and board committees. The Company’s board of directors has determined that all of the Company’s directors, except Mr. Whelan, are currently “independent” in accordance with the applicable listing standards of the New York Stock Exchange as currently in effect. Under applicable New York Stock Exchange rules, Mr. Whelan is not considered independent because he presently serves as the Company’s CEO. The board of directors considered the relationship of Alan Bazaar to Hollow Brook Wealth Management LLC, an 8.3% shareholder of the Company. Mr. Bazaar beneficially owns 9.2% of the Company’s outstanding common stock, which includes the shares held by Hollow Brook Wealth Management LLC. The Board concluded, consistent with the guidance of the NYSE, that this significant stock ownership did not adversely affect Mr. Bazaar’s independence from management. There were no other relationships between the Company and any of the other directors to be considered by the board of directors in its independence determinations.

Meetings of the Board of Directors

During the fiscal year ended December 31, 2016, the Company’s board of directors held eight meetings. The board of directors has an Audit Committee, a Compensation Committee and a Nominations and Governance Committee. During the fiscal year ended December 31, 2016, the Audit Committee held four meetings, the Compensation Committee held five meetings and the Nominations and Governance Committee held two meetings. The board of directors formed a Strategic Planning and Operating Committee in November 2015 which completed its work and was disbanded in June 2016. During the fiscal year ended December 31, 2016, no director attended fewer than 75% of the aggregate of the total number of meetings of the Company’s board of directors (held during the period for which he was a director) and the total number of meetings held by all committees of the Company’s board of directors on which he served (held during the period that he served).

Corporate Governance Guidelines and Committees of the Board of Directors

Our board of directors maintains a formal statement of its responsibilities and corporate governance guidelines to ensure effective governance in all areas of its responsibilities. Our corporate governance guidelines are available on our website at www.wtcom.com by clicking on the tab “Investor Relations,” and then the “Corporate Governance Guidelines” link.

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The Company’s board of directors has also adopted a written charter for each of the Audit Committee, the Compensation Committee, and the Nominations and Governance Committee. Each charter is available on the Company’s website at www.wtcom.com by first clicking on the tab “Investor Relations”, then clicking on the tab “Corporate Governance” and then the appropriate link for each committee charter. Except to the extent expressly stated otherwise, information contained on or accessible from our website or any other website is not incorporated by reference into and should not be considered part of this proxy statement.

The Audit Committee serves at the pleasure of the Company’s board of directors, and is authorized to review proposals of the Company’s auditors regarding annual audits, recommend the engagement or discharge of the auditors, review recommendations of such auditors concerning accounting principles and the adequacy of internal control over financial reporting and accounting procedures and practices, review the scope of the annual audit, approve or disapprove each professional service or type of service other than standard auditing services to be provided by the auditors, and review and discuss the audited financial statements with the auditors.

Before an independent public accounting firm is engaged by the Company to render audit or non-audit services, the engagement is approved by the Audit Committee. Our Audit Committee has the sole authority to approve the scope of the audit and any audit-related services as well as all audit fees and terms. Our Audit Committee must pre-approve any audit and non-audit related services by our independent registered public accounting firm. During our fiscal year ended December 31, 2016, no services were provided to us by our independent registered public accounting firm other than in accordance with the pre-approval procedures described herein.

During the fiscal year ended December 31, 2016, the members of the Audit Committee were Messrs. Alan L. Bazaar, Joseph Garrity, Timothy Whelan and Allan D.L. Weinstein. Mr. Whelan served on the Audit Committee until his appointment as Chief Executive Officer of the Company on June 30, 2016. Mr. Weinstein became a member of the Audit Committee in November 2016.

The Company’s board of directors has determined that each of Messrs. Bazaar, Garrity and Weinstein currently meet the independence criteria set forth in the applicable rules of the New York Stock Exchange and the Securities and Exchange Commission, or SEC, for audit committee membership. The board of directors has also determined that all current members of the Audit Committee possess the level of financial literacy required by applicable rules of the New York Stock Exchange and the SEC. The Company’s board of directors has determined that Joseph Garrity is qualified as an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K.

The Compensation Committee serves at the pleasure of the Company’s board of directors, and is authorized to establish salaries, incentives and other forms of compensation for officers, directors and certain key employees and consultants, administer the Company’s various incentive compensation and benefit plans and recommend policies relating to such plans. The members of the Compensation Committee during the fiscal year ended December 31, 2016 were Messrs. Bell, Herbets, Millegan and Whelan. Mr. Whelan was a member of the Compensation Committee from January 2016 until his appointment as Chief Executive Officer of the Company in June 2016. Mr. Millegan became a member of the Compensation Committee in November 2016. The board of directors has determined that each of Messrs. Bell, Herbets and Millegan is currently independent for purposes of the applicable New York Stock Exchange rules.

The Nominations and Governance Committee serves at the pleasure of the Company’s board of directors, and oversees the process for performance evaluations of each of the committees of the board of directors and is responsible for overseeing matters of corporate governance, including evaluation of the performance and practices of the Company’s board of directors and review and recommended changes to our corporate governance guidelines. It is also within the charter of the Nominations and Governance Committee to review the Company’s management succession plans and executive resources. In addition, the Nominations and Governance Committee reviews possible candidates for the Company’s board of directors and

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recommends the nominees for directors to the board for approval as described in greater detail below. The members of the Nominations and Governance Committee during the fiscal year ended December 31, 2016 were Messrs. Bazaar, Bell, and Garrity. The board of directors has determined that each of Messrs. Bazaar, Bell and Garrity are currently independent for purposes of the applicable New York Stock Exchange rules.

The Strategic Planning and Operating Committee was established by the board of directors in November 2015 to work with management in connection with a robust strategic evaluation of the Company’s existing and prospective product portfolio, customers, markets and sales channels, as well as the Company’s M&A activities. Messrs. Whelan and Herbets served on this Committee. By June of 2016, the core work of the committee was completed and the committee was disbanded.

Code of Business Conduct and Ethics

The Company’s board of directors has adopted a Code of Business Conduct and Ethics (the “Code”) that outlines the principles of legal and ethical business conduct under which the Company does business. The Code, which is applicable to all directors, employees and officers of the Company, is available at the Company’s website at www.wtcom.com. Any substantive amendment or waiver of the Code may be made only by the Company’s board of directors or a committee of the board of directors, and will be promptly disclosed to the Company’s shareholders on its website. In addition, disclosure of any waiver of the Code will also be made by the filing of a Current Report on Form 8-K with the SEC in accordance with the requirements thereof.

Director Nominations

The Nominations and Governance Committee is responsible for, among other things, the selection, or the recommendation to the Company’s board of directors for selection, of nominees for election as directors. The Company’s board of directors determines whether the Nominations and Governance Committee shall make director nominations as a committee or make recommendations to the board of directors with respect to director nominations. In selecting candidates for appointment or re-election to the board of directors, the Nominations and Governance Committee considers the following criteria:

●	Personal and professional ethics and integrity, including a reputation for integrity and honesty in the business community.

●	Experience as an executive officer of companies or as a senior leader of complex organizations, including scientific, government, educational, or large not-for-profit organizations. The committee may also seek directors who are widely recognized as leaders in the fields of technology, wireless systems, or business generally, including those who have received awards and honors in their field.

●	Financial knowledge, including an understanding of finance, accounting, the financial reporting process, and company measures for operating and strategic performance.

●	Fundamental qualities of intelligence, perceptiveness, fairness, and responsibility.

●	Ability to critically and independently evaluate business issues, contributing diverse perspectives or viewpoints, and making practical and mature judgments.

●	A genuine interest in the Company, and the ability to spend the time required to make substantial contributions as a director.

●	No conflict of interest or legal impediment that would interfere with the duty of loyalty to the Company and its shareholders.
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Directors should have varied educational and professional experiences and backgrounds that, collectively, provide meaningful guidance and counsel to management. Diversity of background, including gender, race, ethnic or national origin, age, and experience in business, government, education, international experience and other areas relevant to the Company’s business are factors in the selection process. As a company, we are committed to creating and sustaining a culture of inclusion and fairness. In addition, the Nominations and Governance Committee reviews the qualifications of the directors to be appointed to serve as members of the Audit Committee to ensure that they meet the financial literacy and sophistication requirements under New York Stock Exchange rules and that at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC.

If the Nominations and Governance Committee believes that the Company’s board of directors requires additional candidates for nomination, the Nominations and Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates and will consider recommendations from the Company’s directors and officers.

Shareholder Nominations of Directors

Shareholders may nominate persons for election to our board of directors at a meeting of shareholders in the manner provided in our By-laws, which include a requirement to comply with certain notice procedures. Nominations shall be made pursuant to written notice addressed to our principal executive offices set forth on page 1 of this proxy statement, and for the Annual Meeting of Shareholders in 2018, must be received not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the 2017 Annual Meeting of Shareholders, or no later than March 7, 2018 and no earlier than February 6, 2018.

Board Leadership Structure and Role in Risk Oversight

The board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company specific risks and the steps management implements to manage those risks, but also what level is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing the appropriate level of risk for the Company. The board of directors meets with management at least quarterly to review, advise and direct management with respect to strategic business risks, operational risks and financial risks, among others. The board of directors also delegates oversight to board committees to oversee selected elements of risk.

The Audit Committee oversees financial risk exposures, including monitoring the integrity of the Company’s financial statements, internal control over financial reporting, and the independence of the Company’s independent registered public accounting firm. The Audit Committee receives periodic internal controls and related assessments from the Company’s finance department. The Audit Committee also assists the board of directors in fulfilling its oversight responsibility with respect to compliance matters and meets at least quarterly with our finance department and independent registered public accounting firm to discuss risks related to our financial reporting function. In addition, the Audit Committee ensures that the Company’s business is conducted with the highest standards of ethical conduct in compliance with applicable laws and regulations by monitoring our Code and by directly monitoring the Company’s whistleblower hotline.

The Compensation Committee participates in the design of compensation structures that create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy as is further described in the Executive Compensation section below. The Company believes its compensation policies and practices for all employees do not create risks that are reasonably likely to have a material adverse effect on the Company.

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The Nominations and Governance Committee oversees governance-related risks by working with management to establish corporate governance guidelines applicable to the Company, and making recommendations regarding director nominees, the determination of director independence, leadership structure and membership on the committees of the board of directors.

The Company separates the roles of CEO and Chairman of the board of directors in recognition of the differences between the two roles. Additionally, having an independent director serve as the Chairman of the board of directors is an important aspect of the Company’s corporate governance policies. All of the members of the board of directors are “independent” within the standards of the NYSE MKT, except Mr. Whelan, our CEO. Our board of directors receives periodic presentations from our executive officers regarding our compliance with our corporate governance practices. While our board of directors maintains oversight responsibility, management is responsible for our day-to-day risk management processes. Our board of directors believes this division of responsibility is an effective approach for addressing the risks we face. The independent members of our board of directors, as defined by SEC rules and NYSE MKT listing standards, meet in executive sessions in conjunction with regularly scheduled quarterly board meetings. Mr. Alan Bazaar presided over the executive sessions in 2016.

Certain Legal Proceedings

None of our directors or executive officers, nor any associate of such individual, are parties in a material legal proceeding adverse to us or any of our subsidiaries nor do any such individuals have a material interest adverse to us or any of our subsidiaries.

Communications by Shareholders with Directors

The Company encourages shareholder communications to the Company’s board of directors and/or individual directors. Shareholders who wish to communicate with the Company’s board of directors or an individual director should send their communications to the director(s) care of Timothy Whelan, Chief Executive Officer, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054; or Fax: (973) 386-9191. Communications regarding financial or accounting policies should be sent to the attention of the Chairman of the Audit Committee. All other communications should be sent to the attention of the Chairman of the Nominations and Governance Committee. Mr. Whelan will maintain a log of such communications and will transmit as soon as practicable such communications to either the Chairman of the Audit Committee or the Chairman of the Nominations and Governance Committee, as applicable, or to the identified individual director(s), although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently, as determined by Mr. Whelan.

Director Attendance at Annual Meetings

The Company will make every effort to schedule its annual meeting of shareholders at a time and date to accommodate attendance by directors taking into account the directors’ schedules. All of our directors who were then incumbent attended the Company’s 2016 annual meeting of shareholders. All directors and director nominees are expected to attend the Meeting.

Vote Required and Recommendation of the Company’s Board of Directors

The terms of each of the Company’s incumbent directors will expire on the date of the Meeting. Management’s nominees for election by the Company’s shareholders to the board of directors are Alan L. Bazaar, Joseph Garrity, Mitchell Herbets, Michael Millegan, Allan D.L. Weinstein and Timothy Whelan. Please see “Director Nominees, Current Directors and Executive Officers of the Company” above for information concerning each of the nominees.

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If a quorum is present at the Meeting, the six nominees for directors receiving the highest number of votes cast “FOR” will be elected as directors of the Company, each to serve until the next annual meeting of the Company’s shareholders or until their respective successors are elected and qualified.

The Company’s board of directors unanimously recommends that you vote “FOR” the election of each of the nominees named above to the Company’s board of directors. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” EACH NOMINEE UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

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AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors, as defined in the listing standards of the New York Stock Exchange, and operates under a written charter adopted by the board of directors. The current members of the Company’s Audit Committee are Joseph Garrity, Alan L. Bazaar and Allan D.L. Weinstein.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2016. The information contained in this report shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016:

1.	The Audit Committee reviewed and discussed the audited financial statements with management;

2.	The Audit Committee discussed with PKF O’Connor Davies, LLP (“PKF”), the Company’s independent registered public accounting firm, the matters required to be communicated by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 “Communications with Audit Committees”; and

3.	The Audit Committee reviewed the written disclosures and the letter from PKF required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the auditors their independence and satisfied itself as to the auditor’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

AUDIT COMMITTEE

Joseph Garrity

Alan L. Bazaar

Allan D.L. Weinstein

Dated: April 26, 2017

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EXECUTIVE COMPENSATION

Overview

The goal of our named executive officer compensation program is the same as our goal for operating the Company—to create long-term value for our shareholders. Toward this goal, we have designed and implemented our compensation programs for our named executive officers to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with the Company for long and productive careers. Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary and bonuses, equity incentive compensation, retirement and other benefits. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the Company.

Compensation Objectives

Performance. Key elements of compensation that depend on the named executive officer’s performance include:

●	a discretionary cash bonus that is based on an assessment of his performance against pre-determined quantitative and qualitative measures within the context of the Company’s overall performance; and

●	equity incentive compensation in the form of stock options and restricted stock, which are subject to vesting requirements that depend on the applicable named executive officer or the Company meeting specific performance objectives and require continued service by the named executive officer with the Company.

Base salary and bonus are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Our equity incentive compensation is focused on motivating and challenging each named executive officer to achieve superior, longer-term, sustained results.

Alignment. We seek to align the interests of the named executive officers with those of our investors by evaluating executive performance on the basis of key financial measurements which we believe closely correlate to long-term shareholder value, including revenue, operating profit, earnings per share, operating margins, return on total equity or total capital, cash flow from operating activities and total shareholder return. We believe that our equity incentive compensation awards align the interests of the named executive officers with the interests of our shareholders because we have structured the vesting of the awards to relate to achieving specific performance objectives and the total value of the awards corresponds to stock price appreciation.

Retention. We attempt to retain our executives by using continued service as part of the vesting terms of our equity compensation awards.

Implementing Our Objectives

Determining Compensation. Our Compensation Committee relies upon its judgment in making compensation decisions, after reviewing the performance of the Company and carefully evaluating an executive’s performance during the year against predetermined established goals, relating to leadership qualities, operational performance, business responsibilities, career with the Company, current compensation

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arrangements and long-term potential to enhance shareholder value. Specific factors affecting compensation decisions for the named executive officers include:

●	key financial measurements such as revenue, operating profit, earnings per share, operating margins, return on total equity or total capital, cash flow from operating activities and total shareholder return;

●	strategic objectives such as acquisitions, dispositions or joint ventures, technological innovation and globalization;

●	promoting commercial excellence by launching new or continuously improving products or services, being a leading market player and attracting and retaining customers;

●	achieving specific operational goals for the Company, including improved productivity, simplification and risk management;

●	achieving excellence in their organizational structure and among their employees; and

●	supporting our values by promoting a culture of unyielding integrity through compliance with law and our ethics policies, as well as commitment to community leadership and diversity.

We generally do not adhere to rigid formulas or react to short-term changes in business performance in determining the amount and mix of compensation elements. We consider competitive market compensation paid by other companies, but we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on those data to determine executive compensation. We incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions; we use it as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics, including elements intended to reflect the performance of our shares. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

Role of Compensation Committee and CEO. The Compensation Committee of our board has primary responsibility for overseeing the design, development and implementation of the compensation program for the CEO and the other named executive officers. The Compensation Committee evaluates the performance of the CEO and recommends to all independent directors the CEO compensation in light of the goals and objectives of the compensation program. The CEO and the Compensation Committee together assess the performance of the other named executive officers and the Compensation Committee determines their compensation, based on initial recommendations from the CEO. The other named executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with the CEO.

Role of Compensation Consultants. We did not use the services of any compensation consultant in matters affecting senior executive or director compensation in 2016 or 2015. However, we have engaged with

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compensation consultants in the past and either the Company or the Compensation Committee may engage or seek the advice of compensation consultants in the future.

Equity Grant Practices. The exercise price of each stock option awarded to our named executive officers under our current long-term equity incentive plan is the closing price of our stock on the date of grant. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the Company. We prohibit the re-pricing of stock options. Restricted stock awards for our named executive officers and our stock option awards typically provide for vesting based upon the Compensation Committee’s or the board of director’s determination of the Company’s achievement of certain financial milestones. The vesting structure of our equity grants is intended to further our goal of executive retention by providing an incentive to our senior executives to remain in our employ during the vesting period.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s CEO or any of the Company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders).

Potential Impact on Compensation from Executive Misconduct. If the board determines that an executive officer has engaged in fraudulent or intentional misconduct, the board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as it deems appropriate and permissible in accordance with applicable law. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

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Measures Used to Achieve Compensation Objectives

Annual cash compensation

Base salary. Base salaries for our named executive officers depend on the scope of their responsibilities, their performance, and the period over which they have performed those responsibilities. Decisions regarding salary increases take into account the executive’s current salary and the amounts paid to the executive’s peers within and outside the Company. Base salaries are reviewed approximately every 12 months, but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of the Company’s stated objectives. This strategy is consistent with the Company’s primary intent of offering compensation that, in significant part, is contingent on the achievement of performance objectives.

Bonus. In April 2015, the Compensation Committee adopted an Officer Incentive Compensation Plan, or the Bonus Plan. The Bonus Plan is an incentive program designed to (i) attract, retain and motivate the executives required to manage the Company, (ii) promote the achievement of rigorous but realistic annual financial goals and (iii) encourage intensive fact-based business planning. The Compensation Committee is authorized to interpret the Bonus Plan, establish, amend or rescind any rules and regulations relating to the Bonus Plan and to make any other determinations that it deems necessary or desirable for the administration of the Plan.

Pursuant to the terms of the Bonus Plan, the Compensation Committee has the authority to select the Company’s employee’s that are eligible to participate in the Bonus Plan, who are referred to as participants. Each participant will be assigned a target award that is expressed (i) as a specified maximum bonus amount of cash, (ii) as a percentage of base salary as in effect on the first day of the applicable fiscal year or (iii) in such other manner as determined by the Compensation Committee. The Bonus Plan affords the Compensation Committee the full power and authority to establish the terms and conditions of any award and to waive any such terms or conditions at any time.

The payment of a target award is conditioned on the achievement of certain performance goals established by the Compensation Committee with respect to a participant. Bonuses paid under the Bonus Plan, if any, are based upon an annual performance period, corresponding to each fiscal year. For each performance period, participants are eligible to receive a potential bonus payment based on the participant’s and the Company’s achievement, respectively, of individual management objectives and corporate financial performance elements. Under certain circumstances, the Compensation Committee is authorized to adjust or modify the calculation of any performance goal set for a participant. Furthermore, the Compensation Committee determines the amount of the award for the applicable performance period for each participant. Under the terms of the Bonus Plan, the Compensation Committee also retains the right to reduce the amount of or totally eliminate an award to a participant if it determines that such a reduction or elimination is appropriate.

Awards under the Bonus Plan, if any, will be distributed in lump sum cash payments following the Compensation Committee’s determination of such award. All payments under the Bonus Plan are contingent on satisfactory service through the last date of any applicable performance period, except as described in the Bonus Plan in the event of termination due to death, disability or retirement.

Prior to the adoption of the Bonus Plan, the CEO reviewed with the Compensation Committee the Company’s estimated full-year financial results against the financial, strategic and operational goals established for the year, and the Company’s financial performance in prior periods. After reviewing the final full year results, the Compensation Committee and the board of directors approved total bonuses that were awarded from the maximum fund available based on the achievement of previously agreed to management objectives and final full-year financial performance. If applicable, bonuses are paid in the months of March or April following our December 31 fiscal year end.

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The base salaries paid, and the annual bonuses awarded, to the named executive officers in 2016 and 2015 are shown in the Summary Compensation Table below and are discussed in the footnotes and the section entitled “Compensation for the Named Executive Officers in 2016 and 2015” following the Summary Compensation Table. See also the discussion below concerning the terms of the employment agreement with our CEO, Timothy Whelan.

Equity Awards

The Company’s equity incentive compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with our shareholders’ and retain the executives through the term of the awards. We consider the grant size and the appropriate combination of stock options or restricted stock when making award decisions. Equity-based awards are made pursuant to the Company’s equity incentive plans. Our current equity-based employee compensation plan, the 2012 Incentive Compensation Plan, which we refer to as the 2012 Plan, was initially ratified by our shareholders in June 2012, and subsequently amended by the Company and ratified and approved by our shareholders in 2014 to provide for additional shares of Common Stock for future grants under the plan. We regard the 2012 Plan as a key retention tool. Retention serves as a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with an award.

The Compensation Committee considers cost to the Company in determining the form of award and, as a result, typically grants stock options and restricted shares. In determining the size of an option or restricted stock grant to a named executive officer, both upon initial hire and on an ongoing basis, our Compensation Committee considers competitive market factors, the size of the equity incentive plan pool, cost to the Company, the level of equity held by other officers and individual contribution to corporate performance. Although there is no set target ownership level for options or stock, the Compensation Committee recognizes that the equity based component ensures additional focus by the named executive officers on stock price performance and enhances executive retention. The exercise price of stock options is tied to the fair market value of our Common Stock on the date of grant and such options typically vest either when performance targets, pre-determined by our board, are achieved, or over a requisite service period.

There is no set formula for the granting of awards to individual executives or employees. The number of options and shares of restricted stock awarded may vary up or down from year-to-year.

Equity incentive compensation is based upon the strategic, operational and financial performance of the Company overall and reflects the executives’ expected contributions to the Company’s future success. Existing ownership levels are not a factor in award determination, as we do not want to discourage executives from holding significant amounts of our stock.

One of our named executives received a grant of restricted stock awards under the 2012 Plan in 2016. Timothy Whelan was granted 8,333 shares of restricted common stock on June 30, 2016 in connection with his appointment as the Company’s Chief Executive Officer. Additionally, on June 30, 2016, Mr. Whelan was granted options under the 2012 Plan to purchase 400,000 shares (at an exercise price of $1.34 per share). These restricted shares and options vest in sixteen equal quarterly installments over a period of 4 years, or on the date on which a “Change of Control” (as defined in the Stock Compensation Agreements dated June 30, 2016) of the Company is consummated. We believe that this vesting schedule aids the Company in motivating and retaining our Chief Executive Officer, and provides shareholder value. See the footnotes to the Summary Compensation Table and the section entitled “Compensation for the Named Executive Officers in 2016 and 2015” following the Summary Compensation Table for further discussion regarding these equity compensation grants.

No equity compensation was awarded to any of our named executive officers in 2015.

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Other Compensation

The amounts set forth in the summary compensation table below under the caption “Other Compensation” with respect to an applicable named executive officer includes the total estimated value of the premium paid on group term life insurance and accidental death and dismemberment insurance, the matching contribution of the Wireless Telecom Group, Inc. 401(k) Profit Sharing Plan and the total estimated use of Company automobiles.

Employment Agreement with CEO

In connection with our retention of Timothy Whelan as Chief Executive Officer on June 30, 2016, the Company entered into an employment Agreement with Mr. Whelan. The Employment Agreement has a term of one year with automatic renewals for successive one-year periods, unless either the Company or Mr. Whelan gives notice that such party is electing to not extend the term. Under the Employment Agreement, Mr. Whelan is entitled to an initial base salary of $275,000 per annum for his services as Chief Executive Officer, which will be reviewed annually and may be adjusted by the Compensation Committee or the Board in their sole discretion. For the calendar year ending December 31, 2016, in addition to his base salary, Mr. Whelan was entitled to receive a cash incentive award of 50% of his base salary for meeting the performance targets determined by the Compensation Committee (the “2016 Annual Cash Bonus”). The Compensation Committee was also entitled to award the 2016 Annual Cash Bonus in an amount greater than 50% of his base salary for performance at greater than target levels. The Employment Agreement provides that Mr. Whelan’s cash incentive award will be pro-rated to reflect the period of his employment during 2016. For each calendar year thereafter, Mr. Whelan will be eligible to receive an annual cash incentive award at the discretion of the Compensation Committee.

Under the Employment Agreement, Mr. Whelan is entitled to at least four weeks of paid vacation per annum and general expense reimbursement for business and travel related expenses incurred in the performance of his duties. The Agreement provides that Mr. Whelan is also be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs and arrangements as are made generally available from time to time to senior executives of the Company.

If Mr. Whelan’s employment is terminated by the Company without cause, upon a change of control or by Mr. Whelan for good reason (as such terms are defined in the Employment Agreement), in each case, subject to Mr. Whelan’s compliance with certain conditions, the Employment Agreement provides that Mr. Whelan is entitled to: (i) severance in an amount equal to the sum of one year of his salary as in effect immediately prior to the date of termination, which is payable in equal installments over a period of one-year, (ii) the cash amount Mr. Whelan has earned as of the date of termination as determined by the Compensation Committee in good faith, taking into account Mr. Whelan’s annual cash incentive award opportunity for the applicable year (the “Cash Bonus”), (iii) extension of the post-termination exercise period for all outstanding stock options of the Company’s common stock held by Mr. Whelan as of the date of his termination to the earlier of (a) the first anniversary of the date of termination, and (b) the date of expiration of the respective option, during which post-termination period such options shall continue to vest in accordance with their respective terms (to the extent not already fully vested) (the “Option Termination Benefits”), and (iv) his accrued salary and benefits as of the date of termination.

In the event that Mr. Whelan’s employment terminates due to his death or disability, he and he and/or his estate or beneficiaries (as the case may be) shall be entitled to (a) a single sum cash amount, payable on the 60th day following the date of termination, in an amount equal to the Cash Bonus, (b) the Option Termination Benefits and (c) his accrued salary and benefits as of the date of termination.

If Mr. Whelan’s employment is terminated by the Company for cause, by Mr. Whelan without good reason or upon expiration of the term of the Employment Agreement, he is entitled only to his accrued salary and benefits as of the date of termination.

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Summary Compensation Table for 2016 and 2015

The following summary compensation table sets forth the total compensation paid or accrued for the fiscal years ended December 31, 2016 and 2015 to each person serving in the role of CEO during the 2016 fiscal year and two of our other most highly compensated executive officers who were serving as executive officers on December 31, 2016. We refer to these officers as our “named executive officers.”

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)(4)	Total ($)
Timothy Whelan (1) Chief Executive Officer	2016	139,600	—	11,200(2)	303,000(3)	60,700(5)	514,500
Robert Censullo Chief Financial Officer and Secretary	2016 2015	155,000 155,000	— 14,300	— —	— —	27,700 28,100	182,700 197,400
Joseph Debold Senior Vice President of Global Sales and Marketing	2016 2015	250,000 250,000	— 24,300	— —	— —	31,600 31,200	281,600 305,500
Paul Genova (6) President and Chief Operating Officer	2016 2015	275,000 275,000	— 30,000	— —	— —	16,800 16,600	291,800 321,600

(1)	Mr. Whelan was appointed Chief Executive Officer on June 30, 2016. Mr. Whelan’s salary in 2016 represents the amount paid in connection with his six months of service with the Company as CEO ($139,600).

(2)	This amount was calculated based on the grant date fair value of our Common Stock in accordance with FASB ASC Topic 718. In 2016 Mr. Whelan was awarded 8,333 shares of service-based restricted Common Stock. The calculated aggregate grant date fair value of the service-based grant is approximately $11,200. In June of 2016 before being appointed Chief Executive Officer, Mr. Whelan was granted 30,000 shares of service-based restricted Common Stock as a non-employee director. These shares were forfeited upon being named Chief Executive Officer on June 30, 2016.

(3)	In 2016, Mr. Whelan was awarded 400,000 shares of service-based stock options (at an exercise price of $1.34 per share). These options vest in sixteen equal quarterly installments over a four year period. The calculated aggregate grant date fair value of the service-based grant is approximately $303,000. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. In June of 2016 before being appointed Chief Executive Officer, Mr. Whelan was granted 70,000 shares of service-based stock options as a non-employee director. These options were forfeited upon being named Chief Executive Officer on June 30, 2016.

(4)	The amounts shown in this column reflect for each named executive officer the total estimated value of the use of a Company automobile, the premium paid on group term life insurance and accidental death and dismemberment insurance, and the Company’s matching contribution under the Wireless Telecom Group, Inc. 401(k) Profit Sharing Plan.

(5)	In addition to the amounts described in Note 4, this includes $49,500 in non-employee director fees Mr. Whelan received in 2016 prior to being named Chief Executive Officer.

(6)	On June 30, 2016, Mr. Genova resigned from his position as Chief Executive Officer as was appointed President and Chief Operating Officer.
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Compensation for the Named Executive Officers in 2016 and 2015

Set forth below are details regarding primary elements of the named executive officer’s total 2016 and 2015 compensation base salary, bonus and equity compensation.

Base salaries

The Compensation Committee determined the 2016 base salaries for Messrs. Genova, Debold and Censullo would remain the same as 2015 and there would be no increase awarded in light of the Company’s 2015 financial performance, and historical peer group compensation data for various offices, as well as Company’s financial performance targets set forth in its 2016 budget.

Bonus

In early 2016, the Compensation Committee determined management objectives, or MBOs, for each of Messrs. Genova, Debold and Censullo and year-end financial performance targets for the Company in accordance with the Bonus Plan. Following the completion of the fiscal year ended December 31, 2016, the Compensation Committee reviewed the 2016 performance of each of those named executive officers and the Company, in relation to the various MBOs and financial performance targets. A component of each named executive’s bonus performance target reflected achievement of the individual MBOs, generally subject to achievement of minimum financial performance targets, and a portion was tied to the Company’s achievement of the financial performance targets.

The MBO bonus component, which represented 30% of each named executive officer’s 2016 target bonus amount, was based on the Compensation Committee’s quantitative assessment of the named executive officer’s achievement of specific, agreed to, MBO elements as established pursuant to the Bonus Plan. Furthermore, for purposes of the 2016 bonus targets under the Bonus Plan, the Compensation Committee determined that most of the MBO bonus component would not be achievable if the Company did not achieve minimum financial performance thresholds, notwithstanding the level of achievement reached on the various MBOs.

The financial performance bonus component of the 2016 bonus targets, which represented 70% of each named executive officer’s 2016 target bonus amount, was based on the Company’s achievement of revenue, EBITDA, and segment sales targets established by the Compensation Committee with input from management. Upon review following the fiscal year ended December 31, 2016, the Compensation Committee determined that the named executive officers would not be awarded the financial performance component of the target 2016 bonus because the Company did not meet the performance targets set.

Equity Awards

Only our CEO received equity compensation in 2016. Grants of restricted stock and options were awarded to Mr. Whelan in connection with his agreement to assume the role of CEO in June of 2016. No equity compensation was awarded to our named executive officers in 2015.

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Outstanding Equity Awards at Fiscal Year-End 2016

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Timothy Whelan	54,167(1)	75,833(2)	$1.30	11/19/2025	7,291(3)	$13,925
	50,000(1)	350,000(2)	$1.34	6/30/2026
Paul Genova	—	400,000(4)	$1.77	8/19/2023	42,000(11)	$80,220
	500,000(5)	—	$0.78	11/24/2019
	220,000(6)	—	$1.42	4/11/2018
Robert Censullo	—	100,000(7)	$1.77	8/19/2023	11,000(11)	$21,010
	50,000(8)	—	$0.75	11/08/2020
Joseph Debold	—	250,000(9)	$1.77	8/19/2023	26,000(11)	$49,660
	300,000(10)	—	$0.96	4/15/2020

(1)	130,000 options granted on 11/19/2015 during time as non-employee director which vest 1/12th each quarter thru 11/19/2018 (54,167 shares exercisable as of 12/31/16) and 400,000 options granted on 6/30/2016 upon appointment as CEO which vest 1/16th each quarter thru 6/30/2020 (50,000 shares exercisable as of 12/31/16).

(2)	75,833 options and 350,000 options unexercisable as of 12/31/2016 related to the 11/19/2015 and 6/30/2016 grants described above in Note 1, respectively.

(3)	8,333 restricted shares granted on 6/30/16 which vest 1/16th each quarter thru 6/30/2020 (7,291 unvested as of 12/31/16).

(4)	400,000 options granted on 8/19/2013, which vest upon achievement of certain performance milestones.

(5)	500,000 options granted on 11/24/2009.

(6)	220,000 options granted on 4/11/2008.

(7)	100,000 options granted on 8/19/2013, which vest upon achievement of certain performance milestones. These options terminate 90 days after Mr. Censullo ceases to be employed by the Company. Mr. Censullo’s employment ended on March 31, 2017.

(8)	50,000 options granted on 11/08/2010, which are fully vested. Mr. Censullo exercised these options on March 23, 2017.

(9)	250,000 options granted on 8/19/2013, which vest upon achievement of certain performance milestones.

(10)	300,000 options granted on 4/15/2010.

(11)	Restricted shares granted on 8/19/2013, which vest upon achievement of certain performance milestones.

(12)	The market value of restricted shares that have not vested was calculated based on the closing price of the Company’s common stock on 12/31/16 and assumes achievement of the threshold performance goals for the grants to Messrs. Genova, Censullo and Debold.
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Option Exercises for 2016

None of the named executive officers exercised stock options during 2016.

Potential Payments upon Termination

Set forth below is a description of the employment and other similar agreements and arrangements with the Company’s named executive officers.

Whelan Employment Agreement. As described above (“Employment Agreement with CEO”), the Company has an employment agreement with Timothy Whelan, the Company’s CEO. That Employment Agreement provides for certain payments in the event of Mr. Whelan’s termination by the Company without cause or by Mr. Whelan for “good reason”. Specifically, If Mr. Whelan’s employment is terminated by the Company without cause, upon a change of control or by Mr. Whelan for good reason (as such terms are defined in the Employment Agreement), in each case, subject to Mr. Whelan’s compliance with certain conditions, the Employment Agreement provides that Mr. Whelan is entitled to: (i) severance in an amount equal to the sum of one year of his salary as in effect immediately prior to the date of termination, which is payable in equal installments over a period of one-year, (ii) the cash amount Mr. Whelan has earned as of the date of termination as determined by the Compensation Committee in good faith, taking into account Mr. Whelan’s annual cash incentive award opportunity for the applicable year, (iii) extension of the post-termination exercise period for all outstanding stock options of the Company’s common stock held by Mr. Whelan as of the date of his termination to the earlier of (a) the first anniversary of the date of termination, and (b) the date of expiration of the respective option, during which post-termination period such options shall continue to vest in accordance with their respective terms (to the extent not already fully vested), and (iv) his accrued salary and benefits as of the date of termination.

Genova Severance Agreement. The Company and Paul Genova, currently the Company’s President and Chief Operating Officer, executed the Genova Severance Agreement on December 10, 2012. The agreement with Mr. Genova provides that if Mr. Genova’s employment is terminated by the Company “without cause” or if Mr. Genova terminates his employment for “good reason,” then he will be entitled to receive (i) a lump-sum cash payment equal to 100% of his annual base compensation then in effect, plus the amount, in the good faith determination of the board of directors, he earned as of the date of his termination under the annual bonus component of the Company’s officer bonus incentive plan in effect at that time, and (ii) the continuation of all benefits, to the extent permissible under the applicable benefits programs, in which he participates for a period of twelve months following his termination. If Mr. Genova obtains subsequent employment during such twelve-month period and if he receives benefits through such subsequent employment, the Company may terminate his continuing benefits. The terms of this agreement are valid through December 9, 2022.

Debold Severance Agreement. The Company and Joseph Debold, the Company’s Vice President of Global Sales and Marketing, executed the Debold Severance Agreement on December 10, 2012. The agreement with Mr. Debold provides that if Mr. Debold’s employment is terminated by the Company “without cause” or if Mr. Debold terminates his employment for “good reason,” in each case within eighteen (18) months of a Change in Control (as such term is currently defined in the 2012 Plan), then he will be entitled to receive (i) a lump-sum cash payment equal to 75% of his annual base compensation then in effect, plus the amount, in the good faith determination of the board of directors, he earned as of the date of his termination under the annual bonus component of the Company’s officer bonus incentive plan in effect at that time, and (ii) the continuation of all benefits, to the extent permissible under the applicable benefits programs, in which he participates for a period of nine months following his termination. If Mr. Debold obtains subsequent employment during such nine-month period and if he receives benefits through such subsequent employment, the Company may terminate his continuing benefits. The terms of this agreement are valid through December 9, 2022.

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Censullo Severance Agreement. The Company and Robert Censullo, the Company’s now former CFO, executed the Censullo Severance Agreement on June 14, 2013. The agreement with Mr. Censullo provided that if Mr. Censullo’s employment was terminated by the Company “without cause” or if Mr. Censullo terminated his employment for “good reason,” in each case within eighteen (18) months of a Change in Control (as such term is defined in the 2012 Plan), then he would have been entitled to receive (i) a lump-sum cash payment equal to 50% of his annual base compensation then in effect, plus the amount, in the good faith determination of the board of directors, he earned as of the date of his termination under the annual bonus component of the Company’s officer bonus incentive plan in effect at that time, and (ii) the continuation of all benefits, to the extent permissible under the applicable benefits programs, in which he participated for a period of six months following his termination. The term of this agreement was through June 13, 2023. As previously reported, Mr. Censullo left the Company on March 31, 2017. In connection with his separation, the Company and Mr. Censullo entered into a separation agreement pursuant to which the Company agreed to pay Mr. Censullo six months continuing salary (ending in September 2017) and to reimburse Mr. Censullo for one month of COBRA healthcare continuation.

Change of Control. As discussed above under “Equity Awards” each of our named executive officers have been awarded stock option grants that have vested or that will vest and will become immediately exercisable upon achievement of certain financial metrics or the date on which a change of control of the Company occurs.

Director Compensation for 2016

From January 1, 2016 until June 8, 2016, non-employee directors of the Company received cash compensation. That cash compensation included an annual retainer of $20,000 for each non-employee director, plus an additional annual cash retainer for serving as a committee member as follows: Audit Committee - $2,000; Compensation Committee - $2,000; Nominations and Corporate Governance Committee - $1,000; and Strategy Planning and Operating Committee - $10,000. Committee chairs received additional cash compensation as follows: Audit Committee - $5,000; Compensation Committee - $4,000; Nominations and Corporate Governance Committee - $3,000; and Strategic Planning and Operating Committee - $60,000. The Chairman of the Board received an additional $5,000 annual cash compensation for his service as Chairman.

Following a review of non-employee director compensation by the Compensation Committee conducted in 2016, the board of directors revised compensation for non-employee directors effective June 8, 2016. In lieu of the annual retainer of $20,000, each non-employee director will receive on or about the date of the annual meeting of shareholders (i) an option to acquire 70,000 shares of common stock at an exercise price equal to the closing price of the Company’s stock on the date of grant, which shall vest on the date of the next annual meeting of shareholders of the Company; and (ii) a grant of 30,000 restricted shares of common stock which shall vest on the date of the next annual meeting of shareholders. A non-employee director who is appointed to the board at a date other than the annual meeting will be granted a pro-rata number of options (at an exercise price equal to the closing price on the date of grant) and restricted stock, each of which shall fully vest on the date of the next annual meeting of shareholders. All such equity compensation shall be granted pursuant to the 2012 plan.

In addition to the equity compensation set forth above, the board committees will continue to receive cash compensation. Specifically, an annual retainer for each non-employee director serving as a member of a committee as follows: Audit Committee - $4,000; Compensation Committee - $4,000; and Nominations and Corporate Governance Committee - $2,500. Committee chairs received cash compensation as follows: Audit Committee - $7,500; Compensation Committee - $7,500; and Nominations and Corporate Governance Committee - $5,000. The Chairman of the Board will receive $10,000 annual cash compensation for his service as Chairman.

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The following summary compensation table sets forth the total compensation paid for the fiscal year ended December 31, 2016 to our directors.

	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a)	Option ($) Awards (b)	Total ($)
Alan L. Bazaar	$32,000	$39,900	$52,865	$124,765
Don C. Bell III	$22,250	$39,900	$52,865	$115,015
Joseph Garrity	$24,500	$39,900	$52,865	$117,265
Mitchell Herbets	$28,500	$39,900	$52,865	$121,265
Michael Millegan	$565	$23,850	$32,819	$57,234
Allan D.L. Weinstein	$565	$24,600	$33,811	$58,976

(a)	Represents the grant date fair value determined in accordance with ASC Topic 718 for the grants of Common Stock. In June 2016, the Company granted 30,000 shares of restricted Common Stock under the 2012 Plan to each of Messrs. Bazaar, Bell, Garrity and Herbets. The shares of restricted stock granted to the current directors will fully vest on the date of the Annual Shareholders Meeting in June 2017, subject to each director remaining in office through such vesting date. In November 2016 the Company granted 15,000 shares of restricted Common Stock under the 2012 Plan to each of Messrs. Millegan and Weinstein. The aggregate number of restricted shares of common stock as of December 31, 2016 held by Mr. Garrity was 130,000 shares, Mr. Bazaar was 90,000 shares and Mr. Bell was 70,000 shares. The aggregate number of restricted shares held by Mr. Herbets was 50,000 shares and the aggregate number of restricted shares held by each of Messrs. Weinstein and Millegan was 35,000.

(b)	The amounts reported in this column represent the grant date fair value our options in accordance with FASB ASC Topic 718. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. In June 2016 Messrs. Bazaar, Bell, Garrity and Herbets were each granted 70,000 options under the 2012 plan that will fully vest on the date of the Annual Shareholders Meeting in June 2017, subject to each director remaining in office through such vesting date. In November 2016 Messrs, Millegan and Weinstein were granted 35,000 common share options under the 2012 plan that will fully vest on the date of the Annual Shareholders Meeting in June 2017, subject to each director remaining in office thru such vesting date. The aggregate number of options as of December 31, 2016 held by each of Messrs. Bazaar and Bell was 70,000, the aggregate number of options held by each of Messrs. Weinstein and Millegan was 35,000, the aggregate number of options held by Mr. Garrity was 150,000 and the aggregate number of options held by Mr. Herbets was 85,000.
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Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the Company’s Common Stock owned as of April 10, 2017 by (i) each person who is known by the Company to beneficially own more than 5% of its outstanding Common Stock, (ii) each director and director nominee and each of the Company’s current named executive officers, and (iii) all executive officers and directors as a group without naming them. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after April 10, 2016, are deemed outstanding and included in both the numerator and the denominator of the calculation of percentage ownership; however, such shares are not deemed outstanding for purposes of computing the ownership percentage of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)

Alan L. Bazaar (3)	2,054,942	9.2%

Don C. Bell III (4)	250,000	1.1%

Joseph Garrity (5)	280,000	1.2%

Mitchell Herbets (6)	129,500	*

Michael Millegan (7)	50,000	*

Allan D.L. Weinstein (8)	50,000	*

Timothy Whelan (9)	186,935	*

Michael Kandell (10)	—	*

Paul Genova (11)	835,144	3.7%

Joseph Debold (12)	321,970	1.4%

All executive officers and directors as a group (10 persons) (13)	4,158,491	18.2%

Hollow Brook Wealth Management, LLC (14) E. Wayne Nordberg Philip E. Richter 420 Lexington Avenue, Suite 2840 New York, NY 10170	1,859,597	8.3%

Horton Capital Partners, LLC (15) Horton Capital Management, LLC Joseph M. Manko, Jr. 1717 Arch Street, Suite 3920 Philadelphia, PA 19103	1,364,933	6.1%

*	Less than one percent.

(1)	Except as otherwise set forth in the footnotes below, all shares are directly beneficially owned, and the sole voting and investment power is held by the persons named.
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(2)	Based upon 22,289,475 shares of Common Stock outstanding as of April 10, 2017.

(3)	Beneficial ownership includes 30,000 shares of restricted Common Stock and 70,000 options that will vest within 60 days. Mr. Bazaar has sole voting and dispositive power with respect to 95,345 shares. Beneficial ownership also includes 1,859,597 shares of common stock beneficially owned by Hollow Brook Wealth Management, LLC that are owned by its investment advisory clients, with respect to which Mr. Bazaar shares voting and dispositive power. Mr. Bazaar serves as Chief Executive Officer of Hollow Brook Wealth Management, LLC. Based on information set forth in a Schedule 13D/A filed with the SEC on May 3, 2016. See footnote 14 below.

(4)	Beneficial ownership includes 30,000 shares of restricted stock and 70,000 options that will vest within 60 days.

(5)	Beneficial ownership includes 30,000 shares of restricted stock and 70,000 options that will vest within 60 days and 80,000 shares of Common Stock subject to options which are currently exercisable.

(6)	Beneficial ownership includes 30,000 shares of restricted stock and 70,000 options that will vest within 60 days and 7,500 shares of Common Stock subject to options which are currently exercisable.

(7)	Includes 15,000 shares of restricted stock and 35,000 options that will vest within 60 days.

(8)	Includes 15,000 shares of restricted stock and 35,000 options that will vest within 60 days.

(9)	Beneficial ownership includes 140,000 shares of Common Stock subject to options which are currently exercisable and 1,562 shares of restricted stock that have vested through March 31, 2017.

(10)	Mr. Kandell’s employment with the Company commenced in 2017 and he beneficially owns no shares of Common Stock as of April 10, 2017.

(11)	Beneficial ownership includes 115,144 shares of Common Stock, and 720,000 shares of Common Stock subject to options held by Mr. Genova which are currently exercisable.

(12)	Beneficial ownership includes 21,970 shares of Common Stock and 300,000 shares of Common Stock subject to options held by Mr. Debold.

(13)	Includes 150,000 shares of restricted stock and 1,597,500 options that are currently exercisable or exercisable within 60 days. Also includes 1,859,597 shares reportedly owned by Hollow Brook Wealth Management, LLC, a company for whom Mr. Bazaar serves as CEO. See note 3.

(14)	Hollow Brook Wealth Management, LLC, Mr. Bazaar, Mr. Norberg and Mr. Richter share voting and dispositive power with respect to such 1,859,597 shares (which are owned by investment advisory clients of Hollow Brook Wealth Management, LLC). Based on information set forth in a Schedule 13D/A filed with the SEC on May 3, 2016. See footnote 3 above.

(15)	Horton Capital Partners, LLC, Horton Capital Management, LLC and Joseph M. Manko, Jr. share voting and dispositive power with respect to such shares. Based on information set forth in a Schedule 13G/A, dated December 31, 2016 and filed with the SEC on February 14, 2017.
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Certain Relationships and Related Transactions

In accordance with the terms of the charter of our Audit Committee, the Audit Committee must review and approve the terms and conditions of all related party transactions.

We have not entered into any transactions with any related parties over the last two fiscal years that require disclosure under Item 404(d) of Regulation S-K promulgated by the SEC. If we were to do so in the future, any such transaction would need to be approved by the Audit Committee. There are no family relationships among any of the Company’s directors or executive officers.

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PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Relationship with Independent Public Accountants

PKF O’Connor Davies, LLP (“PKF”) has been the Company’s independent registered public accounting firm since October 19, 2006. The board of directors, upon the recommendation of the Audit Committee, has reappointed PKF as the Company’s independent registered public accounting firm for the 2017 fiscal year. Although the selection and appointment of independent auditors is not required to be submitted to a vote of shareholders, the board of directors deems it desirable to obtain the shareholders’ ratification of this appointment as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain PKF. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of PKF are expected to be present at the Meeting and will have the opportunity to make statement and to respond to appropriate questions from the Company’s shareholders.

Fees Paid to Principal Accountants

Audit Fees

The aggregate fees billed by PKF for professional services and paid for the annual audit and for the review of the Company’s financial statements included in the Company’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2016 and 2015, and the Company’s Quarterly Reports on Form 10-Q for each of the quarters for each of the fiscal years ended December 31, 2016 and 2015, was $152,000 and $159,000, respectively.

Audit-Related Fees

The aggregate audit-related fees billed by PKF during the fiscal years ended December 31, 2016 and 2015 for professional services rendered for the audit of the Company’s 401(k) Plan and consultation in connection with accounting related matters were approximately $21,000 and $23,000, respectively.

Tax Fees

The aggregate fees billed by PKF for all tax services, including consultation in connection with tax compliance related matters, for the fiscal years ended December 31, 2016 and 2015, were approximately $60,000 and $38,000, respectively.

All Other Fees

There were no fees billed by PKF for any other non-audit services for the fiscal years ended December 31, 2016 and 2015.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee will pre-approve all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwriting) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the

29

Public Company Accounting Oversight Board) to be provided to us by the independent auditor; provided, however, the pre-approval requirement is waived with respect to the provisions of non-audit services for us if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision. The Audit Committee may review and approve the scope and staffing of the independent auditors’ annual audit plan.

The Audit Committee approved all of the non-audit services described above. Additionally, the Audit Committee has reviewed the non-audit services provided by the principal accountants and determined that the provision of these services during fiscal years 2016 and 2015 are compatible with maintaining the principal accountants’ independence.

The affirmative vote of a majority of the votes cast by holders of shares entitled to vote thereon at the Meeting (in person or by proxy) is required for approval of the ratification of the appointment of PKF as the Company’s independent registered public accounting firm for the 2017 calendar year.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2 RELATING TO THE RATIFICATION OF THE SELECTION OF PKF O’ConnOr Davies, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2017. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” RATIFICATION OF PKF O’ConnOr Davies, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

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OTHER MATTERS

The Meeting will take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 35th Floor, New York, New York 10104. This location is in Manhattan between 51st Street and 52nd Street. To obtain directions to be able to attend the Meeting, contact Michael Kandell at (973) 386-9696.

The board of directors knows of no business that will be presented for consideration at the Meeting other than those items stated above. If any other matters should properly come before the Meeting, it is intended that proxies named in the accompanying proxy form will vote on any such matters in accordance with their judgment.

The Company will pay the cost of soliciting proxies. In addition to solicitation by use of the mails, proxies may be solicited from the Company’s shareholders, by the Company’s directors, officers and employees in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries and for reimbursement of their reasonable expenses incurred in connection therewith.

The Company will only send one set of proxy materials to two or more shareholders who share one address, unless we have received contrary instructions from one or more of the shareholders at that address. This procedure is referred to as “householding.” Each shareholder subject to householding will continue to receive a separate proxy card or voting instruction card.

We will promptly deliver, upon written or oral request, a separate copy of our annual proxy materials to a shareholder at a shared address to which a single copy was previously delivered. If you received a single set of proxy materials for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to Michael Kandell, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054 or call us at (973) 386-9696. Likewise, if your household currently receives multiple copies of proxy materials and you would like to receive one set, please contact us at the address and telephone number provided.

The Company will provide without charge to each person being solicited by this proxy statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 2016 as filed with the SEC, including the financial statements, notes, exhibits and schedules thereto. All such requests should be directed to: Michael Kandell, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and the holders of greater than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers and directors are required by SEC regulations to furnish us with copies of these reports. Based solely on a review of the copies of these reports furnished to us and written representations from such executive officers, directors and shareholders with respect to the period from January 1, 2016 through December 31, 2016, the Company believes that the Company’s executive officers, directors and greater than 10% beneficial owners have complied with all Section 16(a) filing requirements, with the exception of one late Form 3 filing by Hollow Brook Wealth Management LLC reporting the beneficial ownership by Philip E. Richter of shares of the Company’s Common Stock.

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DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
TO BE PRESENTED AT THE NEXT ANNUAL MEETING

Under our By-laws, no business, including nomination of a person for election as a director, may be brought before an annual meeting unless it is specified in the notice of the annual meeting or is otherwise brought before the annual meeting by or at the direction of the board of directors or by a shareholder who meets the requirements specified in our By-laws and has delivered timely notice to us (containing the information specified in the By-laws).

To be timely, a shareholder’s notice for matters to be brought before the Annual Meeting of Shareholders in 2018 must be delivered to and received at our principal executive office specified on page 1 of this proxy statement not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the 2017 Annual Meeting of Shareholders, or no later than March 7, 2018 and no earlier than February 6, 2018. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.

Shareholders interested in submitting a stockholder proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2018 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our Secretary at our principal executive office specified on page 1 of this proxy statement, no later than December 29, 2017.

By Order of the Board of Directors,

Michael Kandell
Secretary

Dated: April 26, 2017

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PROXY
WIRELESS TELECOM GROUP, INC.
25 EASTMANS ROAD, PARSIPPANY, NEW JERSEY 07054

This Proxy is Solicited on Behalf of the Board of Directors
of Wireless Telecom Group, Inc.

The undersigned hereby appoints Messrs. Tim Whelan and Michael Kandell, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of the Common Stock of Wireless Telecom Group, Inc. held of record by the undersigned on April 24, 2017, at the Annual Meeting of Shareholders to be held on June 5, 2017 or any adjournment thereof. The undersigned hereby revokes any proxy previously given with respect to such shares.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the proxies will have authority to vote FOR the nominees for director and FOR the ratification of Wireless Telecom Group, Inc.’s independent registered public accountant.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For All	Withhold All	For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number of the nominee(s) on the line below:

Nominees

	01 ALAN L. BAZAAR		02 JOSEPH GARRITY

	03 MITCHELL HERBETS		04 TIMOTHY WHELAN

	05 MICHAEL MILLEGAN		06 ALLAN D.L. WEINSTEIN

The Board of Directors recommends you vote FOR the following proposal:

2.	Ratification of PKF O’Connor Davies, LLP as the Company’s independent registered public accountants for the year ending December 31, 2017.

FOR:	[ ]

AGAINST:	[ ]

ABSTAIN:	[ ]

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please indicate if you plan to attend this meeting                  Yes [     ]                  No [     ]

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature	Date	Signature (Joint Owners)	Date